Exhibit 10.28

AMENDMENT TO CASE IH AGRICULTURAL EQUIPMENT

SALES AND SERVICE AGREEMENTS

THIS IS AN AMENDMENT to the CASE IH Agricultural Equipment Sales and Service Agreements between CNH America LLC (the “Company”) and Titan Machinery Inc. (“Dealer”) in effect as of the date this amendment is signed below (“Agreements”).  In consideration of the mutual promises of the parties hereinafter set forth, Dealer and the Company agree to amend the Agreements to include the following recitals, terms and obligations:

RECITALS

Dealer desires to conduct a public offering of its common stock, which requires the prior approval of the Company under the Agreements now in effect between Dealer and Company, and Company is willing to, and does hereby, approve a public offering of Dealer’s stock (the “IPO”), upon agreement of the parties to the terms hereof; and

The size and geographic diversity of Dealer’s CNH-branded dealership operations as presently constituted make it unlike the Company’s other North American dealers; and

A public offering of Dealer’s stock would make Dealer’s CNH-branded dealership operations even more unlike any of the Company’s other North American dealers; and

The uniqueness of Dealer’s circumstances warrant modifications to the Agreements now in effect between Dealer and the Company; and

Dealer’s stated goal is to be recognized as the premier dealer group for Company-branded products, and both Dealer and Company reasonably expect Dealer to perform consistently at mutually agreed levels, Dealer therefore commits (i) to strive toward achieving and maintaining market share at mutually agreed levels and (ii) to meeting the Adjusted Debt to Tangible Net Worth covenant set forth below; and

The Company and Dealer mutually recognize that in order for Dealer to fully meet its obligations under the Agreements and this Amendment, to meet its business plan goals and objectives, and to perform consistently at the mutually agreed level, Dealer must continue to focus its business operations on its primary markets.

Dealer has entered into seven (7)-year term employment agreements between it and David Meyer and Peter Christianson; and

Dealer is willing to agree to and be bound by the terms hereof in order to obtain Company’s approval for the IPO;

Now therefore, in consideration of the promises and mutual covenants and agreements contained herein, the parties hereto agree as follows:

1.                                     The above recitals are hereby incorporated by reference.  Effective as of consummation of the IPO, which is hereby approved, the Agreements shall be and hereby are amended as set forth in Paragraphs 2 through 11 below.

2.                                     Paragraph 1 of the Agreements are amended to replace that paragraph with the following paragraph:

“1.                                 Company hereby appoints Dealer as an authorized dealer for the marketing and service of the Company’s Products within the Sales and Service Area specified in this Agreement.  Dealer agrees to give Company notice of any of Dealer’s occasional sales of wholegood Products outside of North America prior to shipment, and acknowledges that Company, in its sole discretion, may prohibit Dealer’s sales of new wholegood Products to a particular area outside of North America upon written notice to Dealer.  Dealer accepts this appointment and agrees that the relationship between Dealer and Company shall be governed by the terms and conditions of this Agreement.”

3.                                       Paragraph 6 of the Agreements are amended to replace the first paragraph in that section with the following paragraph:

“6.                                 Company and Dealer agree that it is essential that the Dealer use its best efforts to effectively sell and service the Products.  Dealer may engage in any business activities the principal purpose of which is directly or indirectly related to, or in support of, sales of products or services to customers in agricultural, construction, industrial or similar markets; Dealer may not engage in other business activities which are overall material to Dealer without the prior written consent of Company, which consent shall not be unreasonably withheld.  In order to carry out these responsibilities, Dealer agrees at a minimum to:”

4.                                     Paragraph 6(a) of the Agreements are amended to replace that paragraph with the following paragraph:

“(a)                            Promote and sell Products sufficient to achieve sales objectives and a share of market mutually agreed upon from time to time by the Company and Dealer within the Dealer’s Sales and Service Area.  Dealer agrees to meet with Company periodically at the Company’s request to discuss and determine such mutually agreed shares of markets as determined on an area-by-area or other basis, as mutually agreed, and to develop plans for Dealer’s proposed expansion.  The parties agree to negotiate in good faith to establish reasonable market shares goals.  If despite the foregoing, the parties are unable to mutually agree to market shares, the market share goal shall in no case be less than Company’s North American average by product line for the complex, provided, however, that should Dealer establish a new Case IH dealership or acquire a Case IH dealership, such North American average shall not apply until after the end of the first twenty four (24) months of Dealer’s operations.  The Company may declare in writing that Dealer is not in compliance with its obligations under this Section 6(a), if such market shares are not achieved after notice and a one (1)-year cure period.”

5.                                     Paragraph 6 of the Agreements are amended to add a new subsection (j) after subsection (i) of that paragraph:

“(j)                               Dealer hereby covenants and agrees that as of the end of each of Dealer’s fiscal quarters, Dealer will maintain an Adjusted Debt to Tangible Net Worth Ratio of not more than 3.0:1.  Without limiting any other rights that Company may have, Company may withhold consent to any proposed acquisitions if Dealer’s Adjusted Debt to Tangible Net Worth Ratio is below 3.0:1 as of the prior fiscal year end.  For purposes of monitoring Dealer’s compliance with the Adjusted Debt to Tangible Net Worth Ratio, the following definitions will apply:

(i)                                 “Net Worth” shall mean the aggregate amount of the Dealer’s items properly shown as assets on its balance sheet minus the aggregate amount of the Dealer’s items properly shown as liabilities on its balance sheet, determined in accordance with Generally Accepted Accounting Principles, consistently applied (“GAAP”);

(ii)                                “Tangible Net Worth” shall mean Net Worth (x) minus the aggregate amount of the Dealer’s items properly shown as the following types of assets on its balance sheet determined in accordance with GAAP:  (A) intangible assets (determined in accordance with GAAP); and (B) receivables, loans and other amount due from any director, officer or employee of Dealer, a Related Interest of any such director, officer or employee, or other Affiliate of the Dealer, (y) plus an amount equal to 70% of the amount reflected on Dealer’s balance sheet as a LIFO reserve;

(iii)                             “Debt” shall mean the aggregate amount of the Dealer’s items properly shown as liabilities on its balance sheet, determined in accordance with GAAP, less any non-interest bearing floor plan liabilities;

(iv)                            “Subordinated Debt” shall mean all of Dealer’s liabilities that are subordinated to the payment of Dealer’s Debt owed to any senior lender of Dealer;

(v)                               “Adjusted Debt to Tangible Net Worth Ratio” means the ratio of Debt minus Subordinated Debt to Adjusted Net Worth;

(vi)                            “Adjusted Net Worth” means the sum of Tangible Net Worth plus Subordinated Debt;

(vii)                         “Related Interests” means, with respect to any specified Persons, such Person’s Affiliates, members of such Person’s Family, successors, and assigns, and Representatives of such Person or its Affiliates;

(viii)                      “Person” means an individual, partnership, corporation, business trust, joint stock company, limited liability company, trust, unincorporated association, joint venture or other business entity or governmental authority, whether or not having a separate legal personality;

(ix)                              “Affiliate” means, with respect to any specified Person, any other Person controlling or controlled by or under common control with such specified Person.  For the purposes of this definition, “control,” when used with respect to any specified Person, means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlling” and “controlled” have meanings correlative to the foregoing;

(x)                                 “Family” means a spouse or descendant or ancestor of an individual, a spouse of such descendant or ancestor, a custodian for, or a trustee of a trust primarily for the benefit of, one or more of the foregoing and/or such individual;

(xi)                              “Representatives” means, with respect to any specified Person, such Person’s shareholders, equity owners, employees, officers, directors, agents, or other agents or representatives.”

Any term related to this covenant not defined herein shall be defined as stated in the Amended and Restated Wholesale Floor Plan Credit Facility and Security Agreement between Dealer and CNH Capital America LLC.

6.                                     Paragraph 6 of the Agreements are amended to add a new subsection (k) after subsection (j) of that paragraph:

“(k)                            Refrain from selling new serial-numbered wholegoods Products on an Internet auction site (such as eBay).”

7.                                     Paragraph 12 of the Agreements are amended to replace subsection (a) in that section with the following subsection (a), to replace subsection (b) in that section with the following subsection (b), as well as to add the following new subsections (c), (d), (e) and (f) immediately after subsection (b):

“(a)                            Dealer shall give the Company written notice of a Change of Control as defined below not less than sixty (60) days prior to such proposed change, or with respect to a Change of Control that has not been proposed by the Dealer, within three (3) days after the date Dealer first became aware of such Change in Control in the exercise of due diligence.  Dealer acknowledges that Company’s consent is required for a Change of Control, and Dealer acknowledges that consent will be in Company’s sole discretion.  If Company provides its consent to a Change in Control, it shall be contingent upon the following at the time the change occurs:  the approval by the Company, in its sole discretion, of the dealership’s sales performance, facilities and financial strength, and, if the Company so elects, the designation by the Company that the Sales and Service Area of Dealer is a replacement market.

(b)                                 “Change in Control” means a change in the ownership or control of the Dealer affected through any of the following transactions:

(i)                                        a merger, consolidation or reorganization, unless securities representing more than fifty percent (50%) of the total combined voting power of the outstanding voting securities of the successor corporation are immediately thereafter beneficially owned, directly or indirectly, by the persons who beneficially owned Dealer’s outstanding voting securities immediately prior to such transaction;

(ii)                                     any sale of all or substantially all of the Dealer’s assets;

(iii)                                any transaction or series of related transactions (other than from the sale of shares issued or sold in any registered offering of Dealer’s securities) pursuant to which any person or any group of persons comprising a “group” within the meaning of Rule 13d-5(b)(1) under the Securities Exchange Act of 1934, as amended (other than Dealer or a person that, prior to such transaction or series of related transactions, directly or indirectly controls, is controlled by or is under common control with, Dealer) becomes directly or indirectly the beneficial owner (within the meaning of Rule 13d-3 of the Securities Exchange Act of 1934, as amended) of securities possessing (or convertible into or exercisable for securities possessing) twenty (20%) percent) or more of the total combined voting power of Dealer’s securities (determined by the power to vote with respect to the elections of Board members) outstanding immediately after the consummation of such transaction or series of related transactions; or

(iv)                               a change in the composition of the Board of Dealer over a period of eighteen (18) consecutive months or less such that a majority of the Board members ceases, by reason of one or more contested elections for Board membership, to be comprised of individuals who either (x) were Board members at the beginning of such period or (y) have been elected or nominated for election as Board members during such period by at least a majority of the Board members described in clause (x) who were still in office at the time the Board approved such election or nomination.

(c)                                  Within one year after the IPO, Dealer agrees to provide Company with a proposed management succession plan to address the process and considerations for replacement of the Chief Executive Officer and President/Chief Operating Officer of Dealer, if David Meyer or Peter Christianson were not to serve in such roles, which proposed succession plan shall be acceptable to Company in its reasonable discretion.

(d)                                 Any change in the individuals that serve as Chief Executive Officer or President/Chief Operating Officer of Dealer shall require the consent of Company, which consent shall not be unreasonably withheld, provided that the Company hereby consents to Peter Christianson serving as Chief Executive Officer.

(e)                                  The Company shall have the right to withhold approval of proposed acquisitions of dealers of Company products, in its sole discretion.

(f)                                    The Company’s consent shall also be required for sales to third parties (excluding in any event transfers for estate planning or to family members) by David Meyer or Peter Christianson, so long as he serves as Chief Executive Officer or President/Chief Operating Officer, respectively, of more than 30% of the number of shares of Dealer stock that he holds immediately following the IPO or transactions entered into in connection therewith, provided, however, that upon submission by Dealer and approval by Company in its reasonable discretion of an ownership succession plan, additional shares of Dealer stock may be sold to third parties pursuant to such plan.”

8.                                       Paragraph 13 of the Agreements are amended to replace subsection (b) (vi) and (vii) in that section with the following subsections (b) (vi) and (vii):

“(vi)                        Change in Control, unless Company grants in writing its consent to such change;

(vii)                           any transaction or series of related transactions pursuant to which any person or any group of persons comprising a “group” within the meaning of Rule 13d-5(b)(1) under the Securities Exchange Act of 1934, as amended (other than Dealer or a person that, prior to such transaction or series of related transactions, directly or indirectly controls, is controlled by or is under common control with, Dealer) who is a direct competitor to Company engaged in the manufacture or distribution of wholegood products that compete with new wholegood Products of Company subject to this Agreement becomes directly or indirectly the beneficial owner (within the meaning of Rule 13d-3 of the Securities Exchange Act of 1934, as amended) of securities possessing (or convertible into or exercisable for securities possessing) twenty (20%) percent or more of the total combined voting power of Dealer’s securities (determined by the power to vote with respect to the elections of Board members) outstanding immediately after the consummation of such transaction or series of related transactions.”

9.                                       Paragraph 13 of the Agreements are amended to add a new subsection (c) after subsection (b) of that section:

“(c)                           If Dealer fails to meet the financial covenant set forth in Paragraph 6(j), Company will have the right to terminate the Agreement or remove authorized locations from the Agreement.  Such termination or removal of an authorized location(s) will require one (1)-year advance written notice, and at the Company’s sole discretion may be executed on an overall basis or by individual dealership location.  Should the Company give notice of termination under this section 13(c), Dealer will have the right to cure the same during the one (1)-year notice period.”

10.                               Paragraph 13 of the Agreements are amended to add a new subsection (d) after the subsection (c) of that section:

“(d)                           In addition to termination, the Company may elect as an alternate remedy for Dealer’s breach of any of the above provisions to remove one or more of Dealer’s authorized dealership locations from this Agreement and reduce Dealer’s Sales and Service Area accordingly.”

11.                               New paragraph 24 below shall be added to the Agreements following paragraph 23:

“24.                           Prior to the filing of any statement with the Securities and Exchange Commission that includes disclosure of any information regarding Company that Company has advised Dealer in writing is material nonpublic information regarding Company, Dealer agrees to provide advance notice thereof to Company and to not disclose the same if so requested by the Company, provided, however, that the foregoing shall not limit Dealer’s rights and obligations to comply with applicable law.”

12.                               Other than as expressly provided for herein, nothing contained in this Amendment shall be construed as a waiver or modification of any terms, conditions, or rights contained in any existing dealer agreement between Company and Dealer except to the extent such terms, conditions, or rights are in conflict with this Amendment, in which event this Amendment shall supersede the existing agreements, but only to the extent of the conflict.

13.                               Each party to this Amendment represents and warrants that it has taken all action required to authorize it to enter into this Amendment, and each party further represents that it has neither relied upon nor been induced by any representation, statement, or disclosure of the other party, but has relied upon its own knowledge and judgment in entering into the Amendment.

14.                               This Amendment cannot be modified, nor any party’s rights hereunder waived, except in writing, and no waiver of any provision hereof shall preclude enforcement of any other provision hereof, or subsequent enforcement of the provision waived. This Amendment cannot be assigned without the prior written consent of the parties, which consent may be withheld with or without cause.

15.                               Dealer and Company agree that the conversion of Dealer from a North Dakota corporation to a Delaware corporation shall not affect the rights and obligations of the parties under this Amendment.

TITAN MACHINERY INC.

/s/ David J. Meyer
David J. Meyer, Chief Executive Officer

Dated	November 14, 2007

CNH AMERICA LLC

By:	/s/ Jeff Schmaling
Director, Distribution Development

Dated	November 14, 2007